Filed pursuant to Rule 424(b)(3)

Registration No. 333-285279

SUPPLEMENT NO 1. DATED March 11, 2025

TO PROSPECTUS SUPPLEMENT DATED February 26, 2025

(To Prospectus Dated February 26, 2025)

IonQ, Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated February 26, 2025 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus dated February 26, 2025 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On February 26, 2025, we entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Morgan Stanley & Co. LLC and Needham & Company, LLC as sales agents (the “Sales Agents”) relating to shares of our common stock offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Equity Distribution Agreement, we had the opportunity to offer and sell shares of our common stock having an aggregate offering price of up to $500,000,000 from time to time through the Sales Agents pursuant to at-the-market transactions (the “ATM”). As of the date of this Supplement, we have sold an aggregate of 16,038,460 shares of our common stock pursuant to the Equity Distribution Agreement for aggregate gross proceeds of approximately $372.6 million.

The purpose of this Supplement is to terminate the ATM and to terminate the continuous offering by us under the Prospectus Supplement, effective on March 11, 2025. The Equity Distribution Agreement was terminated on March 10, 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is March 11, 2025.